EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 28, 2006 relating to the consolidated financial statements of Albertson’s, Inc. and subsidiaries, and management’s assessment of the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Albertson’s, Inc. for the year ended February 2, 2006 and to the reference to us under the heading “Independent Registered Public Accounting Firms” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boise, Idaho

October 20, 2006